Exhibit 99.1

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Antonella Franzen
	609-720-4261	609-720-4665

Joe Longo
609-720-4545

Tyco International Announces Redemption Prices for 2013 and 2014 Notes

SCHAFFHAUSEN, Switzerland — August 10, 2012 — Tyco International Ltd. (“Tyco”) (NYSE:TYC) today announced the redemption price for 6.000% Notes due 2013 (the “2013 Notes”) co-issued by Tyco and its subsidiary, Tyco International Finance S.A. (“TIFSA”), and the redemption price for 4.125% Notes due 2014 (the “2014 Notes” and, collectively with the 2013 Notes, the “Notes”) issued by TIFSA.  The previously announced optional redemptions by Tyco and TIFSA of all of the outstanding Notes will be completed on August 15, 2012 (the “Redemption Date”).

The redemption price for the 2013 Notes is 106.892% of the principal amount redeemed, plus accrued and unpaid interest thereon up to, but excluding, the Redemption Date.  The redemption price for the 2014 Notes is 107.668% of the principal amount redeemed, plus accrued and unpaid interest thereon up to, but excluding, the Redemption Date.

About Tyco

Tyco International Ltd. (NYSE: TYC) is a diversified company that provides vital products and services to customers around the world. Tyco is a leading provider of security products and services, fire protection and detection products and services, and industrial valves and controls. Tyco had 2011 revenue of approximately $17.4 billion and has more than 100,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

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